Exhibit 3

REPUBLIC OF COLOMBIA

UNLESS THIS REGISTERED GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH (THE “COMMON DEPOSITARY”), AS COMMON DEPOSITARY FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE REPUBLIC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY BOND ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR ITS NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS NOMINATED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

REGISTERED GLOBAL SECURITY

representing

€[•]

3.750% Global Bonds due 2028

ISIN No.: XS3178859388

Common Code: 317885938

The Republic of Colombia (the “Republic”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as the nominee of The Bank of New York Mellon, London Branch (the “Common Depositary”), upon surrender hereof the principal sum of [•] EUROS (€[•]) or such amount as shall be the outstanding principal amount hereof on September 19, 2028, together with interest accrued from the issue date to, but excluding, the maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof and to pay the redemption amount in connection with any optional redemption as provided in paragraph 3 of the attached Terms of the Bonds. The Republic further unconditionally promises to pay interest annually in arrears on September 19 in each year (each an “Interest Payment Date”), commencing September 19, 2026, on any outstanding portion of the unpaid principal amount hereof at 3.750% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from September 19, 2025 until payment of said principal sum has been made or duly provided for, and shall be payable to Holders of record as of September 4 of each year (each, a “Record Date”). This is a Global Security deposited with the Common Depositary, and registered in the name of the Common

Depositary or its nominee, and accordingly, the Common Depositary or its nominee, as Holder of record of this Global Security, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in such coin or currency of the European Union as at the time of payment shall be legal tender for payment of public and private debts. The Republic, the Trustee, any registrar and any paying agent shall be entitled to treat the Common Depositary as the sole Holder of this Global Security.

The statements in the legend relating to the Common Depositary set forth above are an integral part of the terms of this Global Security and by acceptance hereof each Holder of this Global Security agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Security is issued in respect of an issue of €[•] principal amount of 3.750% Global Bonds due 2028 of the Republic and is governed by (i) the Indenture dated as of January 28, 2015, as amended and supplemented by the First Supplemental Indenture thereto, dated as of September 8, 2015, (as so amended and supplemented, the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), the terms of which Indenture are incorporated herein by reference, and (ii) the Terms of the Bonds attached hereto. This Global Security shall in all respects be entitled to the same benefits as other Bonds under the Indenture and the Terms. All capitalized terms used in this Global Security but not defined shall have the meanings assigned to them in the Indenture.

Upon any exchange of all or a portion of this Global Security for Certificated Securities in accordance with the Indenture, this Global Security shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Trustee, this Global Security shall not be valid or obligatory for any purpose.

[Remainder of the page intentionally left in blank]

IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: September 19, 2025	REPUBLIC OF COLOMBIA

By
Germán Ávila Plazas Minister of Finance and Public Credit

By
Javier Andrés Cuéllar Sánchez Director General of Public Credit and National Treasury of the Ministry of Finance and Public Credit

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Bonds issued under the within-mentioned Indenture.

Dated: September 19, 2025

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By: Authorized Officer

Schedule A

Date	Principal Amount of Certificated Securities	Remaining Principal Amount of this Global Security	Notation Made By

TERMS OF THE BONDS

1. General. (a) This Bond is one of a duly authorized Series of debt securities of the Republic of Colombia (the “Republic”), designated as its 3.750% Global Bonds due 2028 (each Bond of this Series a “Bond”, and collectively, the “Bonds”), and issued or to be issued in one or more Series pursuant to an Indenture dated as of January 28, 2015, between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as so amended and supplemented, the “Indenture”). The aggregate principal amount of the Bonds is €[•] subject to increase as provided in paragraph 13 below. The Holders of the Bonds will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office. All capitalized terms used in this Bond but not defined herein shall have the meanings assigned to them in the Indenture.

(b) The Bonds constitute and will constitute direct, general, unconditional, unsecured and unsubordinated External Indebtedness (as defined below) of the Republic for which the full faith and credit of the Republic is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Bonds ratably with payments being made under any other External Indebtedness.

(c) The Bonds are in fully registered form, without coupons in denominations of €100,000 and integral multiples of €1,000 thereof. The Bonds may be issued in certificated form (each, a “Certificated Security and collectively, the “Certificated Securities”), or may be represented by one or more registered global securities (each, a “Global Security”) held by or on behalf of the Common Depositary. Certificated Securities will be available only in the limited circumstances set forth in the Indenture. The Bonds, and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture. Any person in whose name a Bond shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Bond regardless of any notice of ownership, theft, loss or any writing thereon.

(d) For the purposes of this paragraph and paragraphs 5 and 6 below, the following terms shall have the meanings specified below:

“External Indebtedness” means all obligations for borrowed money, whether present or future, actual or contingent, of a person or for the repayment of which such person, either directly or indirectly, is obliged or otherwise responsible (including such obligations evidenced by bonds, debentures, notes or other similar instruments but excluding any obligation to pay the deferred purchase price of property or services) that are payable, or which at the option of the Holder thereof may be payable, in a currency other than the lawful currency of the Republic.

“Public External Indebtedness” means any External Indebtedness that is in the form of, or represented by, bonds, debentures, notes or other securities which are, or at the time of issue are intended by the Republic to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the Securities Act , as amended (or any successor law or regulation of similar effect)).

2. Payments. (a) the Republic covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest (including Additional Amounts (as defined below)) on, the Bonds and any other payments to be made by the Republic under the Bonds and the Indenture, at the place or places, at the respective times and in the manner provided in the Bonds and the Indenture. Principal of the Bonds will be payable against surrender of such Bonds at the office of The Bank of New York Mellon, London Branch, as paying agent in London, England (the “Paying Agent”) or, subject to applicable laws and regulations, at the office of such other paying agent, by Euro check drawn on, or by transfer to a Euro account maintained by the Holder with, a bank located in London, England. Payment of interest or principal (including Additional Amounts) on the Bonds will be made to the persons in whose name such Bonds are registered at the close of business on the relevant Record Date, whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Bonds upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that if and to the extent the Republic shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the persons in whose names such Bonds are registered as of a subsequent record date established by the Republic by notice, as provided in paragraph 12 of these Terms, by or on behalf of the Republic to the Holders of the Bonds not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest or principal (including Additional Amounts) is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by the Republic. Payment of interest on Certificated Securities will be made (i) by a Euro check drawn on a bank in London, England mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least €1,000,000 in principal amount of Certificated Securities to the Trustee not later than the applicable Record Date, by wire transfer in immediately available funds to a Euro account maintained by the Holder with a bank in London, England. Payment of interest on a Global Security will be made (i) by a Euro check drawn on a bank in London, England delivered to the Common Depositary at its registered address or (ii) by wire transfer in immediately available funds to a Euro account maintained by the Common Depositary with a bank in London, England. “Business Day” shall mean any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealing in euro deposits in the London interbank market.

(b) In any case where the date of payment of the principal of, or interest (including Additional Amounts) on, the Bonds shall not be a Business Day, then payment of principal or interest (including Additional Amounts) will be made on the next succeeding Business Day at the relevant place of payment. Such payments will be deemed to have been made on the due date, and no interest on the Bonds will accrue as a result of the delay in payment. So long as the Trustee holds the funds so deposited and such funds are available to Holders of the Bonds in accordance with the terms of the Bonds and the Indenture and Holders of the Bonds are not prevented from claiming such funds in accordance with the terms of the Bonds and the Indenture, the Republic shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

(c) Interest will be computed on the basis of the actual number of days in the interest period divided by 365, or, if any portion of the interest period falls in a leap year, the sum of (a) the actual number of days falling in the leap year divided by 366 and (b) the actual number of days falling in the non-leap year divided by 365.

(d) Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal of or interest (including Additional Amounts) on any Bond and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the written request of the Republic and, to the extent permitted by law, the Holder of such Bond shall thereafter look only to the Republic for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. The Republic shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Bond until such time as the claims against the Republic for payment of such amounts shall have prescribed pursuant to paragraph 14 of these Terms.

(e) If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts), on the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 3.750% per annum, together with Additional Amounts, if applicable.

(f) All payments of principal of and interest and Additional Amounts (as defined below, if any), on the Bonds, will be payable in Euros, provided, that if on or after September 19, 2025, the Euro is unavailable to the Republic due to the imposition of exchange controls or other circumstances beyond the Republic’s control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Bonds will be made in U.S. dollars until the Euro is again available to the Republic or so used. The amount payable on any date in Euros will be converted by the Calculation Agent into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Bonds so made in U.S. dollars will not constitute an Event of Default (as defined below) under the Bonds or the Indenture governing the Bonds. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

3. Redemption. (a) Prior to August 19, 2028 (one month prior to the maturity date) (the “Par Call Date”), the Bonds will be redeemable, in whole or in part, at any time and from time to time, at the Republic’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon (assuming the Bonds matured on the Par Call Date) discounted to the date of redemption specified in the notice of redemption (the “Redemption Date”) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the bonds to be redeemed; plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the Par Call Date, the Bonds will be redeemable, in whole or in part at any time and from time to time, at the Republic’s option, at a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(b) For the purposes of this Bond,

(1) “Benchmark Rate” means, with respect to the Redemption Date, the rate per year equal to the annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the Comparable Benchmark Issue (as defined below), assuming a price for such Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Benchmark Price (as defined below) for such Redemption Date.

(2) “Comparable Benchmark Issue” means the Bundesanleihe security or securities (Bund) of the German Government selected by an Independent Investment Banker (as defined below) appointed by the Republic as having an actual or interpolated maturity comparable to the remaining term of the Bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of comparable maturity to the remaining term of the Bonds.

(3) “Comparable Benchmark Price” means, with respect to any Redemption Date, (1) the average of the Reference Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Dealer Quotations for such Redemption Date, or (2) if the Republic obtains fewer than four such Reference Dealer Quotations, the average of all such Reference Dealer Quotations.

(4) “Independent Investment Banker” means one of the Reference Dealers (as defined below) appointed by the Republic.

(5) “Reference Dealer” means any of Banco Bilbao Vizcaya Argentaria, S.A., BNP PARIBAS and Citigroup Global Markets Limited or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by the Republic, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, the Republic will substitute there for another dealer of Bund of the German Government.

(6) “Reference Dealer Quotations” means, with respect to each Reference Dealer and any Redemption Date and any Redemption Date, the average, as determined by the Republic, of the bid and asked prices for the applicable Comparable Benchmark Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Republic by such Reference Dealer at 3:30 p.m. (Frankfurt, Germany time) on the third Business Day preceding such Redemption Date.

(c) The Republic will send, or cause to be sent, a notice of redemption to each Holder by first-class mail, postage prepaid, or electronic delivery (or otherwise transmitted in accordance with the depositary’s procedures), at least 10 days and not more than 60 days prior to the Redemption Date, to the address of each Holder of the Bonds to be redeemed as it appears on the register maintained by the registrar. A notice of redemption will specify the Redemption Date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the Bonds. In the event that fewer than all of the Bonds are to be redeemed at any time, selection of Bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which Bonds are listed or if such securities exchange has no requirement governing redemption or the Bonds are not then listed on a securities exchange, by lot (or, in the case of Bonds issued in global form, based on the applicable procedures of Euroclear and Clearstream). If Bonds are redeemed in part, the remaining outstanding amount of any Bond must be at least equal to €100,000 and be an integral multiple of €1,000. Unless the Republic defaults in the payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Bonds called for redemption. If the Trustee is to provide notice to the Holders on behalf of the Republic, it shall be notified in writing or through electronic delivery of such request at least 5 Business Days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee).

(d) The Bonds (i) are not subject to any sinking fund; and (ii) are not repayable at the option of the Holder prior to maturity (except as provided in paragraph 6 hereof in the event of acceleration).

(e) The Republic’s actions and determinations in determining the redemption price in accordance with this paragraph 3 shall be conclusive and binding for all purposes, absent manifest error.

4. (a) Additional Amounts. All payments by the Republic in respect of the Bonds shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of the Republic, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (collectively, “Relevant Tax”), unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Republic shall pay such additional amounts (“Additional Amounts”), as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Bonds in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable in respect of any Relevant Tax:

(i) imposed by reason of a Holder or beneficial owner of a Bond having some present or former connection with the Republic other than merely being a Holder or beneficial owner of the Bond or receiving payments of any nature on the Bond or enforcing its rights in respect of the Bond;

(ii) imposed by reason of the failure of a Holder or beneficial owner of a Bond, or any other person through which the Holder or beneficial owner holds a Bond, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such Holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; or

(iii) imposed by reason of a Holder or beneficial owner of a Bond, or any other person through which the Holder or beneficial owner holds a Bond, having presented the Bond for payment (where such presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that the Holder or beneficial owner or such other person would have been entitled to Additional Amounts on presenting the Bond for payment on any date during such 30-day period.

As used in this paragraph 4(a), “Relevant Date” in respect of any Bond means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the Trustee on or prior to such due date, the date on which notice is duly given to the Holders in the manner described in paragraph 12 below that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” hereunder or in the Indenture shall be deemed to include any Additional Amounts which may be payable hereunder.

5. Negative Pledge Covenant of Republic. (a) So long as any Bond forming part of this Series shall remain outstanding or any amount payable by the Republic under the Indenture shall remain unpaid, the Republic will not create any Lien (as defined below) other than Permitted Liens (as defined below) upon the whole or any part of its present or future revenues, properties or assets to secure Public External Indebtedness (as defined below) of the Republic, unless the Bonds are secured equally and ratably with such Public External Indebtedness.

(b) For purposes hereof:

“Lien” means any lien, pledge, mortgage, security interest, deed of trust or charge.

“Permitted Liens” means: (i) any Liens created prior to January 28, 2015, including renewals or refinancing thereof; provided, however, that any renewal or refinancing of any such Liens secures only the renewal or extension of the original secured financing; (ii) any Lien on property to secure Public External Indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which Public External Indebtedness matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which the Public External Indebtedness was originally incurred; (iii) any Liens securing Public External Indebtedness incurred in connection with a Project Financing (as defined below), provided that the Lien is solely on assets or revenues of the project for which the Project

Financing was incurred; (iv) any Lien upon any assets or properties (and any revenues therefrom) to secure indebtedness incurred for the purpose of financing the acquisition, development or construction of such asset or property, and any renewal or extension of any such Lien which is limited to the original asset or property (and revenues) covered thereby and which secures any renewal or extension of the original secured financing; (v) any Lien existing on an asset or property (and any revenues therefrom) at the time of its acquisition and any renewal or extension of any such Lien which is limited to the original asset or property (and revenues) covered thereby and which secures any renewal or extension of the original secured financing; and (vi) Liens in addition to those permitted by clauses (i) through (v) above, and any renewal or extension thereof; provided that at any time the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$14.768 billion.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing such financing (A) expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced and (B) have been provided with a feasibility study prepared by competent independent experts on the basis of which it was reasonable to conclude that such project would generate sufficient foreign currency income to service substantially all Public External Indebtedness incurred in connection with such project.

6. Events of Default; Acceleration. If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Republic shall fail to pay any principal of or interest on any Bond when due, and such failure shall continue for 30 days; or

(b) the Republic shall fail duly to perform any other material obligation contained in the Bonds or (with respect to the Bonds) the Indenture, and such failure shall continue for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the failure shall have been given to the Republic by the Trustee or the Holders of at least 25% in aggregate principal amount of the Bonds then Outstanding; or

(c) the Republic shall fail to pay (i) any Public External Indebtedness of the Republic (other than Public External Indebtedness constituting guaranties by the Republic) with an aggregate principal amount in excess of U.S. $20,000,000 (or its equivalent in other currencies) as and when such Public External Indebtedness becomes due and payable (beyond any applicable grace period or waiver), or (ii) any Public External Indebtedness constituting guaranties by the Republic with an aggregate principal amount in excess of U.S. $20,000,000 (or its equivalent in other currencies) as and when such Public External Indebtedness becomes due and payable and such failure continues until the earlier of (A) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (B) the acceleration of any such Public External Indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

(d) (i) the validity of this Bond shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive, or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare this Bond invalid or unenforceable or (ii) the Republic shall declare a general suspension of payments or a moratorium on the payment of principal or interest on Public External Indebtedness (which does not expressly exclude the Bonds); or

(e) the Republic shall cease to be a member of the International Monetary Fund or cease to be eligible to use the general resources of the International Monetary Fund;

then in each and every such case, the Trustee or the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Bonds, upon notice in writing to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, may declare the principal amount of all the Bonds due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to such date all Events of Default in respect of all the Bonds shall have been cured; provided that if, at any time after the principal of the Bonds shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Bonds, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest and principal (and premium, if any) upon all the Bonds which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal (and premium, if any) of each Bond at the rate of interest specified herein, to the date of such payment of interest or principal (and premium, if any) and such amount as shall be sufficient to cover reasonable compensation to the Demanding Holders, the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Trustee and each predecessor Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Bonds which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Bonds then Outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 6 need not be taken at a meeting pursuant to paragraph 7 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 6 are subject to Article Four of the Indenture.

7. Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Bonds and actions taken by written consent of the Holders of Bonds.

8. Replacement, Exchange and Transfer of the Bonds. (a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Bond shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Trustee shall authenticate and deliver, a new Bond bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Bond, or in lieu of and in substitution for the apparently destroyed, lost or stolen Bond. In every case, the applicant for a substitute Bond shall furnish to the Republic and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss or theft, evidence to their satisfaction of the apparent destruction, loss or theft of such Bond and of the ownership thereof. Upon the issuance of any substitute Bond, the Holder of such Bond, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Bond.

(b) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Security or Securities may be exchanged for an equal aggregate principal amount of Certificated Securities in different authorized denominations and a beneficial interest in the Global Security may be exchanged for an equal aggregate principal amount of Certificated Securities in different authorized denominations or for an equal aggregate principal amount of beneficial interests in another Global Security in different authorized denominations by the Holder or Holders surrendering the Security or Securities for exchange at the Corporate Trust Office, together with a written request for the exchange. Certificated Securities will only be issued in exchange for interests in a Global Security pursuant to Section 2.5(e) and (f) of the Indenture. The exchange of the Bonds will be made by the Trustee.

(c) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Security may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Security for transfer at the Corporate Trust Office accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Bonds will be made by the Trustee.

(d) The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 8 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Bond. Registration of the transfer of a Bond by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of the Republic.

(e) The Trustee may decline to accept any request for an exchange or registration of transfer of any Bond during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest on, the Bonds.

9. Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

10. Paying Agents; Transfer Agents; Calculation Agent; Registrar. The Republic has initially appointed the paying agents, transfer agents, calculation agent and registrar listed at the foot of this Bond. The Republic may at any time appoint additional or other paying agents, transfer agents, calculation agents and registrars and terminate the appointment of those or any paying agents, transfer agents, calculation agents and registrars, provided that while the Bonds are Outstanding the Republic will maintain (A) in London, England (i) a paying agent and (ii) an office or agency where the Bonds may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (B) in The City of New York, (i) a paying agent, (ii) a transfer agent and (iii) a registrar; provided that the registrar shall not be in the United Kingdom. In addition, if and for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require, the Republic will maintain a paying agent and transfer agent in Luxembourg. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent, calculation agent or registrar will act will be promptly given in the manner described in paragraph 12 hereof.

11. Enforcement. Except as provided in Section 4.7 of the Indenture, no Holder of any Bonds of any Series shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Bonds of such Series to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Bonds, or for any other remedy hereunder or under the Bonds, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Bonds, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of Bonds of such Series shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such reasonable indemnity or other security as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity or other security, shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture, it being understood and intended, and being expressly covenanted by every Holder of Bonds of a Series with every other Holder of Bonds of such Series and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Bonds to affect, disturb or prejudice the rights of any other Holder of Bonds of such Series or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Bonds of such Series, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Bonds of such Series. For the protection and enforcement of this paragraph, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

12. Notices. The Republic will mail any notices to the Holders of the Bonds at their registered addresses as reflected in the books and records of the Trustee. So long as the Bonds are represented by a global security deposited with the Common Depositary, notices to be given to Holders will be given to Euroclear and Clearstream in accordance with their applicable rules and procedures in effect from time to time. The Republic will consider any mailed notice to have been given at the time it is mailed. In addition, if and so long as the Bonds are listed on the Luxembourg Stock Exchange and/or London Stock Exchange and the rules of such exchange(s) shall so require, notices to Holders of the Bonds will be published in (i) a leading newspaper with general circulation in Luxembourg, by publication on the website of the Luxembourg Stock Exchange at http://www.bourse.lu and/or (ii) an Authorized Newspaper (as defined below) in London. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as the Republic shall determine. In the case of Debt Securities in global form, notices to holders of Debt Securities may be sent in accordance with the procedures of the Depositary. “Authorized Newspaper” means a newspaper, in an official language in the country of publication or in the English language, customarily published on each Monday, Tuesday, Wednesday, Thursday and Friday, whether or not published on Saturdays, Sundays or holidays, and of general circulation in the place in connection with which the term is used or in the financial community of such place. Where successive publications are made in Authorized Newspapers, the successive publications may be made in the same or in different newspapers in the same city meeting the foregoing requirements and in each case on any Monday, Tuesday, Wednesday, Thursday or Friday. Neither the failure to give notice nor any defect in any notice given to any particular holder of a Debt Security shall affect the sufficiency of any notice with respect to any other Debt Securities. In case by reason of the suspension of publication of any Authorized Newspaper or by reason of any other cause it shall be impracticable to publish any notice as provided above, then such notification shall be given in another manner consistent with the rules of the Luxembourg Stock Exchange and/or London Stock Exchange. Such notices shall be deemed to have been given on the date of (i) such publication or, if published in such newspapers on different dates, on the date of the first such publication and (ii) in the case of any notice mailed or made through the Depositary or its nominee, on the date of mailing or transmission, as applicable.

13. Further Issues of Bonds. The Republic may from time to time, without the consent of Holders of the Bonds, create and issue additional Bonds having the same Terms as the Bonds in all respects, except for the issue date, issue price and first interest payment on the Bonds; provided, however, that any additional debt securities subsequently issued that shall be fungible with the previously Outstanding Bonds for U.S. federal income tax purposes. Additional Bonds issued in this manner will be consolidated with and will form a single Series with the previously Outstanding Bonds.

14. Prescription. To the extent permitted by law, claims against the Republic for the payment of principal of, or interest or other amounts due on, the Bonds (including Additional Amounts) will become void unless made within five years of the date on which that payment first became due (or such shorter period as may be prescribed by applicable law).

15. Authentication. This Bond shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee or its agent.

16. Governing Law. (a) THIS BOND WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION BY THE REPUBLIC SHALL BE GOVERNED BY THE LAWS OF COLOMBIA.

(b) The Republic hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, The City of New York, and the courts of Colombia sitting in Bogotá D.C., Colombia in respect of any action arising out of or based on the Indenture or the Bonds that may be brought in any such court, irrevocably waives any objection which it may have to the venue of any such court in respect of any such action and, to the fullest extent permitted by law, irrevocably waives and agrees not to plead any immunity from the jurisdiction of any such court to which it might otherwise be entitled (including sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution) in any such action based upon the Indenture or the Bonds, subject to the terms, conditions, limitations or exceptions under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021; (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso); and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

The Republic hereby appoints the Consul General of the Republic in The City of New York and her successors from time to time, at her office located at 10 East 46th Street, New York, New York 10017, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action based on the Indenture or the Bonds which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York. Such appointment shall be irrevocable until all amounts in respect of the principal of (and premium, if any) and any interest due and to become due on or in respect of all the Bonds have been paid to the Trustee and the Indenture shall have been discharged in accordance with its terms, except that, if, for any reason, the Consul General of the Republic ceases to be able to act as such Authorized Agent or no longer has an address in The City of New York, the Republic will appoint another person in the Borough of Manhattan, The City of New York, selected in its discretion, as its Authorized Agent and provide notice in writing thereof to the Trustee. The Republic will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Upon receipt of such service of process, the Authorized Agent shall advise the Republic promptly at its address specified in Section 9.4 of the Indenture. Service of process upon the Authorized Agent at the address indicated above, or at such other address in the Borough of Manhattan, The City of New York as the Authorized Agent shall specify by notice given by it to the Trustee, shall be deemed, in every respect, effective service of process upon the Republic.

(c) Nothing in this paragraph 16 shall affect the right of the Trustee or (in connection with legal actions or proceedings by any Holder as permitted by the Indenture and this Bond) any such Holder to serve legal process in any other manner permitted by law.

(d) Notwithstanding anything else in this paragraph 16 to the contrary, the Republic reserves the right to plead sovereign immunity with respect to actions brought under the United States securities laws or any state securities laws and the Republic’s appointment of the Consul General of the Republic in The City of New York will not extend to such actions.

17. Warranty of the Republic. Subject to paragraph 15, Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Bond and to constitute the same legal, valid and binding obligations of Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

18. Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

19. Modifications. (a) Any Modification to the Bonds or the Indenture insofar as it affects the Bonds shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b) Any Modification pursuant to this paragraph 19 will be conclusive and binding on all Holders of the Bonds, and on all future Holders of the Bonds whether or not notation of such Modification is made upon the Bonds. Any instrument given by or on behalf of any Holder of a Bond in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Bond.

20. Provision in National Budget. The Republic recognizes that amounts due under the Bonds must be paid out of appropriations provided in the national budget, and has undertaken that it will annually take all necessary and appropriate action to provide for the due inclusion therein and for the timely payment of all amounts due thereunder as such amounts become due in the ordinary course, and will take all such other action as may be necessary or appropriate at any other time to make timely payment of such amounts as may be due or payable in the event of acceleration or prepayment of the Bonds.

21. Contracts with the Republic. In accordance with the legal requirements of the Republic relating to contracts with the Republic, the Holders of the Bonds shall be deemed to have waived by purchasing the Bonds any right to petition for diplomatic claims to be asserted by its government against the Republic, except in the case of denial of justice, with respect to the rights of such Holder under the Indenture and this Bond.

22. Repurchase. The Republic may at any time purchase Bonds at any price in the open market, in privately negotiated transactions or otherwise. Bonds so purchased by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the Trustee for cancellation.

TRUSTEE, REGISTRAR, PAYING AGENT,

CALCULATION AGENT AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

PAYING AGENT, CALCULATION AGENT

AND TRANSFER AGENT

The Bank of New York Mellon, London Branch

160 Queen Victoria Street

London EC4V 4LA

United Kingdom

18